UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2006

DOTRONIX, INC.

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

9372 Creekwood Drive.

Eden Prairie, MN 55347

(Address of Principal Executive Offices)(Zip Code)

(715-359-6373)

(Registrant’s Telephone Number, Including Area Code)

160 First Street S.E., New Brighton, MN 55112

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 15, 2006, Dotronix, Inc. acquired a Stock Purchase Warrant from Grand Sierra Resort Corp., a Nevada Corporation (“Grand Sierra”) entitling Dotronix to purchase up to 5 million common shares of Grand Sierra at $0.40 per share until expiration of this warrant. The terms of the warrant require Dotronix to exercise and purchase 1,250,000 shares ($500,000) on or before May 26, 2006 and the remaining 3,750,000 common shares prior to the warrant expiration date of June 22, 2006. This warrant is included as an exhibit to this Form 8-K disclosure.

Grand Sierra has an agreement to purchase the Reno Hilton from Harrah’s Entertainment, Inc., which purchase is anticipated to be completed in June 2006. The Reno Hilton is a hotel/casino entertainment complex in Reno, Nevada having approximately 2,000 hotel rooms and situated on approximately 145 acres. Assuming completion of the acquisition of this hotel/casino by Grand Sierra, which there is no assurance will happen, Grand Sierra intends to initiate and complete a comprehensive development plan to create one of the largest destination resort and entertainment centers in the western United States other than Las Vegas. Grand Sierra has advised Dotronix that it intends to revitalize and rebrand this hotel/casino complex into Grand Sierra Resort & Casino, including renovation of hotel rooms and common areas, converting a substantial portion of the hotel room areas, condominiums, development of high class restaurants and retail shops, celebrity entertainment venues, and development of a premier large indoor water park and related facilities.

Item 9.01	Exhibits

Exhibit No.	Description of Exhibit
10.1.	Warrant for Purchase of Common Stock of Grand Sierra Resort Corp.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dotronix, Inc.

May 18, 2006	By:	/s/ Russell W. Mitchell
Russell W. Mitchell Chief Executive Officer